    UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Dell Inc.

(Name of Registrant as Specified In Its Charter)

O. Mason Hawkins
Chairman of the Board and C.E.O.
Southeastern Asset Management, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	Fee not required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On July 16, 2013, Southeastern Asset Management, Inc. issued the following statement:

“In an investor presentation filed with the SEC on July 15, 2013, the Special Committee of the Board of Directors of Dell tries to make investors believe that there is ‘substantial downside risk to Dell shareholders’ if the proposed take private transaction is rejected.  To argue the Special Committee’s point, they rely on, in large part, CY13E P/E multiples for Hewlett-Packard (HP) and Wall Street estimates for Dell from November 2012.  While the Special Committee broadcasts that these analysts had an average price target of $12.02 for Dell, they failed to also disclose that the same analysts had an average price target of $13.72 for HP, a substantial discount to the price for which HP now trades.  Investors guided by Wall Street’s estimates of HP’s value missed out on its appreciation of over 100% since November. We believe that notwithstanding these analysts’ predictions, Dell represents a real opportunity and therefore urge shareholders to vote against the proposed take private transaction.”

Why Dell Investors Should Not Rely on Wall Street Price Targets

Investors guided by Wall Street’s estimates of Hewlett-Packard’s value missed out on its appreciation of over 100% since November. We believe Dell represents a real opportunity.

 Hewlett-Packard Target Prices
Broker	Target Price(1)	Current HPQ Premium to Target Price(2)
Baird	$13.00	101%
Credit Suisse	$12.00	118%
Deutsche Bank	$10.00	162%
FBN Securities	$13.00	101%
Goldman Sachs	$14.00	87%
Jefferies	$10.00	162%
Sanford Bernstein	$29.00	(10%)
Topeka	$11.50	128%
UBS	$11.00	138%
Mean	$13.72	110%
Median	$12.00	118%
(1) Target prices as of November 2012
(2) Assumes HPQ closing price of $26.19 on 7/12/13
1

About Southeastern Asset Management, Inc.

Southeastern Asset Management, Inc. (“SEA”), headquartered in Memphis, Tenn., is an investment management firm with $34 billion in assets under management acting as investment advisor to institutional investors and the four Longleaf Partners Funds: Longleaf Partners Fund, Longleaf Partners Small-Cap Fund, Longleaf Partners Global Fund and Longleaf Partners International Fund, as well as two Irish domiciled UCITS Funds: Longleaf Partners Global UCITS Fund and Longleaf Partners US UCITS Fund. Southeastern was established in 1975, and the first of the Longleaf Partners Funds was launched in 1987.

Important Legal Information

SEA intends to file other documents with the U.S. Securities and Exchange Commission (the “SEC”) regarding the proposed acquisition of Dell, as contemplated by the Agreement and Plan of Merger, dated as of February 5, 2013, by and among Denali Holding Inc., Denali Intermediate Inc., Denali Acquiror Inc. and Dell. Before making any voting or investment decision, investors and security holders of Dell are urged to read such other documents regarding the proposed acquisition, carefully in their entirety, because they contain important information about the proposed transaction. Investors and security holders of Dell may obtain free copies of other documents filed with, or furnished to, the SEC by SEA at the SEC’s website at www.sec.gov.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.